Exhibit 99.1

For Immediate Release

Analytical Surveys and Axion International Complete Merger

BASKING RIDGE, NJ, March 25, 2008 – Analytical Surveys, Inc. (OTCBB: ANLT) ("Analytical") today announced that it has completed the acquisition of 100% of the common stock of Axion International, Inc. ("Axion"), through a merger of Analytical's newly formed subsidiary into Axion.  Pursuant to the merger, the former shareholders of Axion received 36.8 million shares of Common Stock of Analytical, constituting approximately 90.7% of the issued and outstanding Common Stock of Analytical.

In connection with the merger, James Kerstein, the Chief Executive Officer of Axion, and Marc Green, President of Axion, were appointed as members of Analytical's Board of Directors.  In additon, Mr. Kerstein was appointed Chief Executive Officer, and Mr. Green was appointed President.

Axion is the exclusive licensee of revolutionary patented technologies developed for the production of structural plastic products such as railroad crossties, bridge infrastructure, utility poles, marine pilings and bulk heading.  These technologies which were developed by scientists at Rutgers University, a principal shareholder of Axion, transform recycled consumer and industrial plastics into structural products which are more durable and have a substantially greater useful life than traditional products made from wood, steel and concrete.  In addition, Axion’s recycled composite products will result in substantial reduction in greenhouse gases and also offer flexible design features not available in standard wood, steel or concrete products.

Axion expects to commence production and sales by the third quarter 2008.

Jim Kerstein, CEO of Axion stated “The commencement of our operations utilizing these groundbreaking technologies coincides with our Country’s need to rebuild much of its transportation related infrastructure and the growing awareness of our need to expand the production and use of environmentally friendly products.  For example, North American freight and transit line railroads, which previously installed more than 200,000 crossties produced with the Rutgers’ technology, replace more than 18 million railroad crossties each year.  Railroad crossties which we will produce from recycled plastics will last approximately 50 years.  We are seeking to make substantial inroads in that market and to build bridges for both public and private projects. Our merger with Analytical Surveys puts us in a position to raise the additional capital we will need to effectively implement our planned production.”

Contact

James Kerstein, Chief Executive Officer
665 Martinsville Road, Basking Ridge, NJ 07920
(908) 542-0888

Website:  www.axionintl.com

Forward-Looking Statements

This press release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts, including statements about Axion's future plans and expectations.  These forward-looking statements, based upon current beliefs and expectations of Axion's and Analytical's management, are subject to various risks and uncertainties that could cause their actual results to differ materially from those currently anticipated.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic conditions, timing approval and market acceptance of new products, introduction of new and superior products by others, fluctuations in customer demand, geopolitical and regulatory changes, risks in the product and technology development and ability to obtain additional financing.